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                                                                    EXHIBIT 4.02

                              AMENDMENT NO. ONE TO
                          REGISTRATION RIGHTS AGREEMENT

         This Amendment No. One to Registration Rights Agreement (the "Amendment") is entered into between Symantec Corporation (the "Company") and the investors (the "Investors") who hold registration rights under that certain Registration Rights Agreement dated as of August 31, 1990 (the "Agreement") and will be effective as of the date (the "Effective Date") that the Company issues those 7.75% Convertible Subordinated Notes (the "Notes") pursuant to Private Placement Number: 871503 A#5 Maturity 02/28/2001 (the "Note Offering"). All capitalized terms not defined hereunder shall have the meanings ascribed to them under the Agreement.

                                    RECITALS

         A. On August 31, 1990 the Company and the-Investors entered into the Agreement granting the Investors certain rights to require the Company to register their shares of Company Common Stock under the 1933 Act.

         B. Section 5 of the Agreement provides that the Agreement may be amended and the observance thereof may be waived with the written consent of the Company and the holders of two-thirds (2/3) of the combined Registrable Securities and Registrable Merger Securities then outstanding.

         C. The Company is making a private placement of up to $25 Million of Notes, which Notes are convertible (at the option of the holder) into shares of Company Common Stock (the "Convertible Shares").

         D. Pursuant to Section 9 of the Note Purchase Agreement between the Company and the purchasers of the Notes (the "Note Purchase Agreement"), the Company has agreed to grant such purchasers (the "Purchasers") shelf, demand and incidental registration rights with respect to the Convertible Shares (the "New Registration Rights").

         E. Pursuant to Section 3.1(v) of the Note Purchase Agreement, the Company is required to represent that no holder of the Company's securities has any right to require registration of shares of Common Stock because of the filing of any registration statement covered by the New Registration Rights.

         F. In order to facilitate the Note Offering, the Company and the Investors desire to have the Investors waive their rights pursuant to Section 3 of the Agreement to register their Registrable Shares in any registration statement covered by the New Registration Rights.

         NOW, THEREFORE, in consideration of the above premises and as an inducement to the Purchasers to enter into the Note Purchase Agreement with the Company, the parties agree as follows:

         1. Consent to Purchaser Registration Rights. The Investors consent to the Company granting to the Purchasers the New Registration Rights.

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         2.       Waiver of Rights. The Investors agree to waive their rights pursuant to Section 3 of the Agreement to have their Registrable Securities or Registrable Merger Securities included in any registration statement filed by the Company and described in

                  (a) Section 9.1(a) of the Note Purchase Agreement (Shelf Registration anticipated to be effective from July 31, 1994 through March 31,
1996); or

                  (b) Section 9.1(b) of the Note Purchase Agreement (Demand Registration which may occur at any time after February 28, 1995 and before March 31, 1996).

The Investors understand and agree that the Note Purchase Agreement is still in negotiation and that the dates set forth above are approximate and may change and cover longer or different periods of time before the Note Purchase Agreement is executed.

         3. Waiver or Subordination of Rights. The Investors agree to waive or subordinate their rights pursuant to Section 3 of the Agreement to have their Registrable Securities or Registrable Merger Securities included in any registration statement filed by the Company and described in Section 9.1(c) of the Note Purchase Agreement (Incidental Registration) to the extent that such waiver or subordination is necessary to avoid any conflict with the rights granted to the Purchasers under Section 9.1(c) of the Note Purchase Agreement.

         4. Effect of Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall become effective when executed by Peter Norton and John Doerr, holders of more than two-thirds of the currently outstanding Registrable Securities and Registrable Merger Securities and shall bind all Investors under the Agreement. Except as otherwise amended herein, the terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the Effective Date.

SYMANTEC CORPORATION

By:________________________________        By:__________________________________
                                               John Doerr

                                           _____________________________________
                                               Peter Norton

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